CONSTRUCTION SERVICES
WITH GENERAL CONDITIONS
AGREEMENT
BETWEEN OWNER
AND CONTRACTOR
This Document has important legal and insurance consequences; consultation with an attorney and insurance consultants and carriers is encouraged with respect to its completion or modification.

AGREEMENT

Made this 5th day of April in the year of Two Thousand and Seven.

BETWEEN: TULSAT, 1221 E. Houston Street. Broken Arrow, Oklahoma 74012, the Owner and

B. R. Hutson, Inc. 1909 N. Yellowood Ave, Broken Arrow, Oklahoma 74012, the Contractor.

For services in connection with Construction of the following described Project:

Construct a 62,500 Sq. Ft. Warehouse approximately 241 LF south of the existing warehouse on your property in Broken Arrow, Oklahoma.

The Owner and the Contractor agree as set forth below:

INDEX
ARTICLE PAGE
1 The Construction Team and Extent of Agreement     2
2 Contractor’s Responsibilities         2
3 Owner’s Responsibilities          4
4 Subcontracts            4
5 Contract Time Schedule                                                                                   5
6 Guaranteed Maximum Price         5
7 Contractor’s Fee           6
8 Cost of the Project           6
9 Changes in the Project         8
10 Discounts           9
11 Payments to the Contractor        9
12 Insurance Indemnity and Waiver of Subrogation     10
13 Termination of the Agreement and Owner’s Right to    13
Perform Contractor’s Obligations
14 Assignment and governing Law       13
15 Miscellaneous Provision        14
16 Arbitration          14

ARTICLE 1

The Construction Team and Extent of Agreement

THE CONTRACTOR accepts the relationship of trust and confidence established between him and the Owner by this Agreement. Contractor agrees to furnish the construction services set forth herein and agrees to furnish efficient business administration and superintendence, and to use his best efforts to complete the Project in the best and soundest way and in the most expeditious and economical manner consistent with the interests of the Owner.

1.1 The Construction Team: The Contractor and the Owner, called the “Construction Team” shall work from the beginning of the Project through construction completion.

1.2 Extent of Agreement: This Agreement represents the entire agreement between the Owner and the Contractor and supersedes all prior negotiations, representations or agreements. This Agreement shall not be superseded by any provisions of the documents for construction and may be amended only by written instrument signed by both Owner and Contractor.

1.3 Definitions: The Project is the total construction of the Building, constructed per the Drawings and Specifications of which the Work is a part. The Work comprises the completed construction required by the Drawings and Specifications. The term day shall mean calendar day unless otherwise specifically designated.

ARTICLE 2

Contractor’s Responsibilities

2.1 Contractor’s Services

2.1.1 The Contractor shall be responsible for furnishing the construction of the Project. The Owner and Contractor shall develop a construction phase schedule and the Owner shall be responsible for prompt decisions and approvals so as to maintain the approved schedule.

2.1.2 The Contractor will secure permits necessary for the construction of the Project.

2.2 Responsibilities With Respect to Construction

2.2.1 The Contractor will provide all construction supervision, inspection, labor, materials, tools, construction equipment and subcontracted items necessary for the execution and completion of the Project.

2.2.2 The Contractor will pay all sales, use, gross receipts and similar taxes related to the Work provided by the Contractor which have been legally enacted at the time of execution of this Agreement and for which the Contractor is liable.

2.2.3 The Contractor will prepare and submit for the Owner’s approval an estimated progress schedule for the Project. This schedule shall indicate the dates for the starting and completion of the various stages of the design and construction. It shall be revised as required by the conditions of the Work and those conditions and events which are beyond the Contractor’s control.

2.2.4 The Contractor shall at all times keep the premises free from the accumulation of waste materials or rubbish caused by his operations. At the completion of the Work, he shall remove all of his waste material and rubbish from and around the Project as well as all his tools, construction equipment, machinery and surplus materials.

2.2.5	The Contractor will give all notices and comply with all laws and ordinances legally enacted at the date of execution of the Agreement, which govern the proper execution of the Work.

2.2.6 The Contractor shall take necessary precautions for the safety of his employees on the Work, and shall comply with all applicable provisions of federal, state and municipal safety laws to prevent accidents or injury to person on, about or adjacent to the Project site. He shall erect and properly maintain, at all times, as required by the conditions and progress of Work, necessary safeguards for the protection of workmen and the public. It is understood and agreed, however, that the Contractor shall have no responsibility for the elimination or abatement of safety hazards created or otherwise resulting from Work at the job site carried on by other persons or firms directly employed by the Owner as separate contractors or by the Owner’s tenants, and the Owner agrees to cause any such separate contractors and tenants to abide by and fully adhere to all applicable provisions of federal, state and municipal safety laws and regulations and to comply with all reasonable requests and directions of the Contractor for the elimination or abatement of any such safety hazards at the job site.

2.2.7 The Contractor shall keep such full and detailed accounts as may be necessary for proper financial management under this Agreement. The system shall be satisfactory to the Owner, who shall be afforded access to all the Contractor’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to this Agreement. The Contractor shall preserve all such records for a period of three years after the final payment or longer where required by law.

2.3 Royalties and Patents

2.3.1 The Contractor shall pay all royalties and license fees for materials, methods and systems incorporated in the work. He shall defend all suits or claims for infringement of any patent rights and shall save the Owner harmless from loss on account thereof except when a particular design, process or product is specified by the Owner. In such case the Contractor shall be responsible for such loss only if he has reason to believe that the design, process or product so specified is an infringement of a patent, and fails to give such information promptly to the Owner.

2.4 Warranties and Completion

2.4.1 The Contractor warrants to the Owner that all materials and equipment furnished under this Agreement will be new, unless otherwise specified, and that all Work will be of good quality, free from improper workmanship and defective materials and in conformance with the Drawings and Specifications. The Contractor agrees to correct all Work performed by him under this Agreement which proves to be defective in material and workmanship within a period of one year from the Date of Substantial Completion as defined in Paragraph 5.2, or for such longer periods of time as may be set forth with respect to specific warranties contained in the Specifications.

2.4.2 The Contractor will secure required certificates of inspection, testing or approval and deliver them to the Owner.

2.4.3 The Contractor will collect all written warranties and equipment manuals and deliver them to the Owner.

2.4.4 The Contractor with the assistance of the Owner’s maintenance personnel, will direct the checkout of utilities and operations of systems and equipment for readiness, and will assist in their initial start-up and testing.

2.5 Additional Services

2.5.1 The Contractor will provide the following additional services upon the request of the Owner. A written agreement between the Owner and Contractor shall define the extent of such additional services and the amount and manner in which the Contractor will be compensated for such additional services.

2.5.2 Services related to investigation, appraisals or evaluations of existing conditions, facilities or equipment, or verification of the accuracy of existing drawings or other Owner furnished information.

2.5.3 Services related to Owner furnished equipment, furniture and furnishings which are not a part of this Agreement.

2.5.4 Services for tenant or rental spaces not a part of this Agreement.

2.5.5	Obtaining and training maintenance personnel or negotiating maintenance service contract.

3.

ARTICLE 3

Owner’s Responsibility

3.1 The Owner shall provide full information regarding his requirements for the Project.

3.2 The Owner shall designate a representative who shall be fully acquainted with the Project, and has authority to approve changes in the scope of the Project, render decisions promptly, and furnish information expeditiously and in time to meet the dates set forth in Subparagraph 2.2.3.

3.3 the Owner shall furnish for the site of the Project all necessary surveys describing the physical characteristics, soils reports and subsurface investigations, legal limitations, utility locations, and a legal description.

3.4 The Owner shall secure and pay for necessary approvals, easements, assessments and charges required for the construction, use, or occupancy of permanent structures or for permanent changes in existing facilities.

3.5 The Owner shall furnish such legal services as may be necessary for providing the items set forth in Paragraph 3.4, and such auditing services as he may require.

3.6 If the Owner becomes aware of any fault or defect in the Project or non-conformance with the Drawings or Specifications, he shall give prompt written notice thereof to the Contractor.

3.7 The Owner shall bear the costs of any bonds that may be required.

3.8 The services and information required by the above paragraphs shall be furnished with reasonable promptness at the Owner’s expense and the Contractor shall be entitled to rely upon the accuracy and the completeness thereof.

3.9 The Owner shall furnish reasonable evidence satisfactory to the Contractor, prior to commencing Work and at such future times as may be required, that sufficient funds are available and committed for the entire cost of the Project. Unless such reasonable evidence is furnished, the Contractor is not required to commence or continue any Work, or may, if such evidence is not presented within a reasonable time, stop Work upon 15 days notice to the Owner. The failure of the Contractor to insist upon the providing of this evidence at any one time shall not be a waiver of the Owner’s obligation to make payments pursuant to this Agreement nor shall it be a waiver of the Contractor’s right to request or insist that such evidence be provided at a later date.

3.10 The Owner shall have no contractual obligation to the Contractor’s Subcontractors and shall communicate with such Subcontractors only through the Contractor.

ARTICLE 4

Subcontracts

4.1 All portions of the Work that the Contractor does not perform with his own forces shall be performed under subcontract.

4.2 A Subcontractor is a person or entity who has a direct contract with the Contractor to perform any Work in connection with the Project. The term Subcontractor does not include any separate contractor employed by the Owner or the separate contractors’ subcontractors.

4.3 No contractual relationship shall exist between the Owner and any Subcontractor. The Contractor shall be responsible for the management of the Subcontractors in the performance of their work.

4.

ARTICLE 5

Contract Time Schedule

5.1 The Work to be performed under this Agreement shall be commenced on or about One Week from receipt of Building Permit and Owners Authorization to proceed with the work and shall be substantially completed on or about 180 Calendar Days from the start date.

5.2 The Date of Substantial Completion of the Project or a designated portion thereof is the date when construction is sufficiently complete in accordance with the Drawings and Specifications so the Owner can occupy or utilize the Project or designated portion thereof for the use for which it is intended. Warranties called for by this Agreement or by the Drawings and Specifications shall commence on the Date of Substantial Completion of the Project or designated portion thereof. This date shall be established by a Certificate of Substantial Completion signed by the Owner and Contractor and shall state their respective responsibilities for security, maintenance, heat, utilities, damage to the Work and insurance. This Certificate shall also list the items to be completed or corrected and fix the time for their completion and correction.

5.3 If the Contractor is delayed at any time in the progress of the Project by any act or neglect of the Owner or by any separate contractor employed by the Owner, or by changes ordered in the Project, or by labor disputes, fire, unusual delay in transportation, adverse weather conditions not reasonably anticipatable, unavoidable casualties, or any cause beyond the Contractor’s control, or a delay authorized by the Owner pending arbitration, then the Date of Substantial Completion shall be extended by Change Order for the period of time caused by such delay.

ARTICLE 6

Guaranteed Maximum Price

6.1 The Contractor guarantees that the maximum price to the Owner for the cost of the Project as set forth in Article 8, and the Contractor’s Fee as set forth in Article 7, will not exceed $1,636,965.00, which sum shall be called the Guaranteed Maximum Price.

6.2 The Guaranteed Maximum Price is based upon laws, codes, and regulations in existence at the date of its establishment and upon the Drawings, and Specifications as set forth below:
A. B. R. Hutson, Inc. drawings No. 07-15, sheets Cover Sheet, SP1-SP2, A1-A3, S1-S2, P1,M1, and E1-E2 all dated 3-9-07, which are marked Exhibit A.
B. NRS Inc. Civil drawing sheets C1 - C5 dated 3-9-07, which are marked Exhibit A.
C. Outline Specifications pages 1-4 dated 4-5-07 which are marked Exhibit B.

6.3 The Guaranteed Maximum Price will be modified for delays caused by the Owner and for Changes in the Project, all pursuant to Article 9.

6.4 Allowances included in the Guaranteed Maximum Price are as set forth below:

6.5 Whenever the cost is more than or less than the Allowance, The Guaranteed Maximum Price shall be adjusted by Change Order.

ARTICLE 7

Contractor’s Fee

7.1 In consideration of the performance of the Agreement, the Owner agrees to pay to the Contractor in current funds as compensation for his services a Fee as follows:

Ten percent (10%) of the total cost of the project as defined in Article 8.

7.2 Adjustment in Fee shall be made as follows:

7.2.1 For Changes in the Project as provided in Article 9, the Contractor’s Fee shall be adjusted as follows:

Contractor’s cost plus ten percent (10%).

7.2.2 For delays in the Project, not the responsibility of the Contractor, there will be an equitable adjustment in the fee to compensate the Contractor for his increased expenses.

7.2.3 In the event the Cost of the Project plus the Contractor’s Fee shall be less than the Guaranteed Maximum Price as adjusted by Change Orders, the resulting savings will be shared by the Owner and the Contractor as follows:

A. Owner receives seventy five percent (75%) and Contractor receives twenty five (25%).
B.	Contractor’s share of savings shall not “exceed” two percent (2%) of the project’s final total cost.

7.2.4 The Contractor shall be paid an additional fee in the same proportion as set forth in 7.2.1 if the Contractor is placed in charge of managing the replacement of insured or uninsured loss.

7.3 The Contractor shall be paid monthly that part of his Fee proportionate to the percentage of Work completed, the balance, if any, to be paid at the time of final payment.

7.4 Included in the Contractor’s Fee are the following:

7.4.1 Salaries or other compensation of the Contractor’s employees at the principal office and branch offices, except employees listed in Subparagraph 8.2.3.

7.4.2 General operating expenses of the Contractor’s principal and branch offices other than the field office.

7.4.3 Any part of the Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Project.

7.4.4 Overhead or general expenses of any kind, except as may be expressly included in Article 8.

7.4.5 Costs in excess of the Guaranteed Maximum Price.

ARTICLE 8

Cost of the Project

8.1 The term Cost of the Project shall mean costs necessarily incurred in the construction of the Project and shall include the items set forth below in this Article. The Owner agrees to pay the Contractor for the Cost of the Project as defined in this Article. Such payment shall be in addition to the Contractor’s Fee stipulated in Article 7.

8.2 Cost Items

8.2.1 All architectural, engineering and consulting fees and expenses incurred during constructing of the Project.

8.2.2 Wages paid for labor in the direct employ of the Contractor in the performance of the Work under applicable collective bargaining agreements, or under a salary or wage schedule agreed upon by the Owner and the Contractor, and including such welfare or other benefits, if any, as may be payable with respect thereto.

8.2.3 Salaries of Contractor’s employees when stationed at the field office, in whatever capacity employed, employees engaged on the road expediting the production or transportation of material and equipment and employees from the main or branch office performing the functions listed below:

Employees from main office shall not be a cost to the project.

8.2.4 Cost of all employee benefits and taxes for such items as unemployment compensation and social security, insofar as such cost is based on wages, salaries, or other remuneration paid to employees of the Contractor and included in the Cost of the Project under Subparagraphs 8.2.1, 8.2.2 and 8.2.3.

8.2.5 Reasonable transportation, traveling and hotel and moving expenses of the Contractor or of his offices or employees incurred in discharge of duties connected with the Project.

8.2.6 Cost of all materials, supplies and equipment incorporated in the Project, including costs of transportation and storage thereof.

8.2.7 Payments made by the Contractor to Subcontractors for Work performed pursuant to contract under this Agreement.

8.2.8 Cost, including transportation and maintenance, of all materials, supplies, equipment, temporary facilities and hand tools not owned by the workmen, which are employed or consumed in the performance of the Work, and cost less salvage value on such items used, but not consumed, which remain the property of the Contractor.

8.2.9 Rental charges of all necessary machinery and equipment, exclusive of hand tools, used at the site of the Work, whether rented from the Contractor or others, including installations, repairs and replacements, dismantling, removal, costs of lubrication, transportation and delivery costs hereof, at rental charges consistent with those prevailing in the area.

8.2.10 Cost of the premiums for all insurance which the Contractor is required to procure by this Agreement or is deemed necessary by the Contractor.

8.2.11 Sales, use, gross receipts or similar taxes related to the Project, imposed by any governmental authority, and for which the Contractor is liable.

8.2.12 Permit fees, licenses, tests, royalties, damages for infringement of patents and costs of defending suits therefor for which the Contractor is responsible under Subparagraph 2.3.1 and deposits lost for causes other than the Contractor’s negligence.

8.2.13 Losses, expenses or damages to the extent not compensated by insurance or otherwise (including settlement made with the written approval of the Owner), and the cost of corrective work.

8.2.14 Minor expenses such as telegrams, long-distance telephone calls, telephone service at the site, expressage, and similar petty cash items in connection with the Project.

8.2.15 Cost of removal of all debris.

8.2.16 Costs incurred due to an emergency affecting the safety of persons and property.

8.2.17 Cost of data processing services required in the performance of the services outlined in Article 2.

8.2.18 Legal costs reasonably resulting from the Contractors prosecution of the Work on the Project for the Owner.

8.2.19 All costs directly incurred in the performance of the Project and not included in the Contractor’s Fee as set forth in Paragraph 7.4.

ARTICLE 9

Changes in the Project

9.1 The Owner, without invalidating this Agreement, may order Changes in the Project within the general scope of this Agreement consisting of additions, deletions or other revisions, the Guaranteed Maximum Price, if established, the Contractor’s Fee, and the Contract Time Schedule being adjusted accordingly. All such Changes in the Project shall be authorized by Change Order.

9.1.1 A Change Order is a written order to the Contractor signed by the Owner or his authorized agent and issued after the execution of this Agreement, authorizing a Change in the Project and/or an adjustment in the Guaranteed Maximum Price, the Contractor’s Fee or the Contract Time Schedule. Each adjustment in the Guaranteed Maximum Price resulting from a Change Order shall clearly separate the amount attributable to the Cost of the Project and the Contractor’s Fee.

9.1.2 The increase or decrease in the Guaranteed Maximum Price resulting from a Change in the Project shall be determined in one or more of the following ways:

9.1.2.1 by mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation, or

9.1.2.2 by unit prices stated in this Agreement or subsequently agreed upon; or

9.1.2.3 by cost to be determined as defined in Article 8 and a mutual acceptable fixed or percentage fee, or

9.1.2.4 by the method provided in Subparagraph 9.1.3.

9.1.3 If none of the methods set forth in Clauses 9.1.2.1 through 9.1.2.3 is agreed upon, the Contractor, provided he receives a written order signed by the Owner, shall promptly proceed with the Work involved. The cost of such Work shall then be determined on the basis of the reasonable expenditures and savings of those performing the Work attributed to the change, including, in the case of an increase in the Guaranteed Maximum Price, a reasonable increase in the Contractor’s Fee. In such case, and also under Clauses 9.1.2.3 and 9.1.2.4 above, the Contractor shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data of the increase in the Cost of the Project as outlined in Article 8. The amount of decrease in the Guaranteed Maximum Price to be allowed by the Contractor to the Owner for any deletion or change which results in a net decrease in cost will be the amount of the actual net decrease. When both additions and credits are involved in any one change, the increase in Fee shall be figured on the basis of net increase, if any.

9.1.4 If unit prices are stated in this Agreement or subsequently agreed upon, and if the quantities originally contemplated are so changed in a proposed Change Order or as a result of several Change Orders that application of the agreed unit prices to the quantities of Work proposed will cause substantial inequity to the Owner or the Contractor, the applicable unit prices and the Guaranteed Maximum Price shall be equitably adjusted.

9.1.5 Should concealed conditions encountered in the performance of the Work below the surface of the ground or should concealed or unknown conditions in an existing structure be at variance with the conditions indicated by the Drawings, Specifications, or Owner-furnished information or should unknown physical conditions below the surface of the ground or should concealed or unknown conditions in an existing structure of an unusual nature, differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement, be encountered, the Guaranteed Maximum Price and the Contract Time Schedule shall be equitably adjusted by Change Order upon claim by either party made within a reasonable time after the first observance of the conditions.

9.2 Claims for Additional Cost or Time

9.2.1 If the Contractor wishes to make a claim for an increase in the Guaranteed Maximum Price, or increase in his Fee or an extension in the Contract Time Schedule, he shall give the Owner written notice thereof within a reasonable time after the occurrence of the event giving rise to such claim. This notice shall be given by the Contractor before proceeding to execute the Work, except in an emergency endangering life or property in which case the Contractor shall act, at his discretion, to prevent threatened damage, injury or loss. Claims arising from delay shall be made within a reasonable time after the delay. Increases based upon design and estimating costs with respect to possible changes requested by the Owner shall be made within a reasonable time after the decision is made not to proceed with the change. No such claim shall be valid unless so made. If the Owner and the Contractor cannot agree on the amount of the adjustment in the Guaranteed Maximum Price, the Contractor’s Fee or Contract Time Schedule, it shall be determined pursuant to the provisions of Article 16. Any change in the Guaranteed Maximum Price, the Contractor’s Fee or Contract Time Schedule resulting from such claim shall be authorized by Change Order.

9.3 Minor Changes in the Project

9.3.1 The Owner will have authority to order minor Changes in the Work not involving an adjustment in the Guaranteed Maximum Price or an extension of the Contract Time Schedule and not inconsistent with the intent of the Drawings and Specifications. Such Changes may be effected by written order and shall be binding on the Owner and Contractor.

9.4 Emergencies

9.4.1 In any emergency affecting the safety of persons or property, the Contractor shall act, at his discretion, to prevent threatened damage, injury or loss. Any increase in the Guaranteed Maximum Price or extension of time claimed by the Contractor on account of emergency work shall be determined as provided in this Article.

ARTICLE 10

Discounts

All discounts for prompt payment shall accrue to the Owner to the extent the Cost of the Project is paid directly by the Owner or from a fund made available by the Owner to the Contractor for such payments. To the extent the Cost of the Project is paid with funds of the Contractor, all cash discounts shall accrue to the Contractor. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment, shall be credited to the Cost of the Project.

ARTICLE 11

Payments to the Contractor

11.1 Payments shall be made by the Owner to the Contractor according to the following procedure:

11.1.1 On or before the first (1st) day of each month after Work has commenced, the Contractor shall submit to the Owner an Application for Payment in such detail as may be required by the Owner based on the Work completed and materials stored on the site and/or at locations approved by the Owner along with a proportionate amount of the Contractor’s Fee for the period ending on the first (1st) day of the month.

11.1.2 Within ten (10) days after his receipt of each monthly Application for Payment, the Owner shall pay directly to the Contractor the appropriate amounts for which Application for Payment is made therein. This payment request shall deduct the aggregate of amounts previously paid by the Owner.

11.1.3 If the Owner should fail to pay the Contractor at the time the payment of any amount becomes due, then the Contractor may, at any time thereafter, upon serving written notice that he will stop Work within five (5) days after receipt of the notice by the Owner, and after such five (5) day period, stop the Project until payment of the amount owing has been received. Written notice shall be deemed to have been duly served if sent by certified mail to the last business address known to him who gives the notice.

11.1.4 Payments due but unpaid shall bear interest at the rate of Security Bank of Tulsa prime plus two percent (2%).

11.2 The Contractor warrants and guarantees that title to all Work, materials and equipment covered by an Application for Payment whether incorporated in the Project or not, will pass to the Owner upon receipt of such payment by the Contractor free and clear of all liens, claims, security interests or encumbrances hereinafter referred to as Liens.

11.3 No Progress Payment nor any partial or entire use or occupancy of the Project by the Owner shall constitute an acceptance of any Work not in accordance with the Drawings and Specifications.

11.4 Final payment constituting the unpaid balance of the Cost of the Project and the Contractor’s Fee shall be due and payable when the Project is delivered to the Owner, ready for beneficial occupancy, or when the Owner occupies the Project, whichever event first occurs, provided that the Project be then substantially completed and this Agreement substantially performed. If there should remain minor items to be completed, the Contractor and the Owner shall list such items and the Contractor shall deliver, in writing, his guarantee to complete said items within a reasonable time thereafter. The Owner may retain a sum equal to 150% of the estimated cost of completing any unfinished items, provided that said unfinished items are listed separately and the estimated cost of completing any unfinished items is likewise listed separately. Thereafter, the Owner shall pay to the Contractor, monthly, the amount retained for incomplete items as each of said items is completed.

11.5 Before issuance of Final Payment, the Owner may request satisfactory evidence that all payrolls, materials bills and other indebtedness connected with the Project have been paid or otherwise satisfied.

11.6 The making of Final Payment shall constitute a waiver of all claims by the Owner except those arising from:

11.6.1 Unsettled Liens.

11.6.2 Improper workmanship or defective materials appearing within one year after the Date of Substantial Completion.

11.6.3 Failure of the Work to comply with the Drawings and Specifications.

11.6.4 Terms of any special guarantees required by the Drawings and Specifications.

11.7 The acceptance of Final Payment shall constitute a waiver of all claims by the Contractor except those previously made in writing and unsettled.

ARTICLE 12

Insurance, Indemnity and Waiver of Subrogation

12.1 Indemnity

12.1.1 The Contractor agrees to indemnify and hold the Owner harmless from all claims for bodily injury and property damage (other than the Work itself and other property insured under Paragraph 12.4) that may arise from the Contractor’s operations under this Agreement.

12.1.2 The Owner shall cause any other contractor who may have a contract with the Owner to perform work in the areas where Work will be performed under this Agreement, to agree to indemnify the Owner and the Contractor and hold them harmless from all claims for bodily injury and property damage (other than property insured under Paragraph 12.4) that may arise from that contractor’s operations. Such provisions shall be in a form satisfactory to the Contractor.

12.2 Contractor’s Liability Insurance

12.2.1 The Contractor shall purchase and maintain such insurance as will protect him from the claims set forth below which may arise out of or result from the Contractor’s operations under this Agreement whether such operations be by himself or by any Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

12.2.1.1 Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Work to be performed.

12.2.1.2 Claims for damages because of bodily injury, occupational sickness or disease, or death of his employees under any applicable employer’s liability law.

12.2.1.3 Claims for damages because of bodily injury, or death of any person other than his employees.

12.2.1.4 Claims for damages insured by usual personal injury liability coverage which are sustained (1) by any person as a result of an offense directly or indirectly related to the employment of such person by the Contractor or (2) by any other person.

12.2.1.5 Claims for damages, other than to the work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

12.2.1.6 Claims for damages because of bodily injury or death of any person or property damaged arising out of the ownership, maintenance or use of any motor vehicle.

12.2.2 The Comprehensive General Liability Insurance shall include premises-operations (including explosion, collapse and underground coverage) elevators, independent contractors, completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

12.2.3 The Contractor’s Comprehensive General and Automobile Liability Insurance, as required by Subparagraphs 12.2.1 and 12.2.2 shall be written for not less than limits of liability as follows:

a. Comprehensive General Liability
1. Bodily Injury     -$ 1,000,000 Each Occurrence
(Completed Operations)
$ 2,000,000   Aggregate

2. Property Damage     -$ 1,000,000 Each Occurrence

  $ 2,000,000 Aggregate

b. Comprehensive Automobile Liability
1. Bodily Injury     -$ 1,000,000 Each Person

$ 1,000,000 Each Occurrence

2. Property Damage     -$ 1,000,000 Each Occurrence

c. Umbrella Liability Insurance    $ 2,000,000 Aggregate

12.2.4 Comprehensive General Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy.

12.2.5 The foregoing policies shall contain a provision that coverage’s afforded under the policies will not be canceled or not renewed until at least sixty (60) days prior written notice has been given to the Owner. Certificates of Insurance showing such coverage’s to be in force shall be filed with the Owner prior to commencement of the Work.

12.3 Owner’s Liability Insurance

12.3.1 The Owner shall be responsible for purchasing and maintaining his own liability insurance and, at his option, may purchase and maintain such insurance as will protect him against claims which may arise from operations under this Agreement.

12.4 Insurance to Protect Project

12.4.1 The Contractor shall purchase and maintain property insurance in a form acceptable to the Owner upon the entire Project for the full cost of replacement at the time of any loss. This insurance shall include as named insured the Owner, the Contractor, Subcontractors and Subsubcontractors and shall insure against loss from the perils of Fire, Extended Coverage, and shall include “All Risk” insurance for physical loss or damage including, without duplication of coverage, at least theft, vandalism, malicious mischief, transit, or collapse. The Contractor will increase limits of coverage, if necessary, to reflect estimated replacement cost.

12.4.1.1 If the Owner finds it necessary to occupy or use a portion or portions of the Project prior to Substantial Completion thereof, such occupancy shall not commence prior to a time mutually agreed to by the Owner and the Contractor and to which the insurance company or companies providing the property insurance have consented by endorsement to the policy or policies. This insurance shall not be canceled or lapsed on account of such partial occupancy. Consent of the Contractor and of the insurance company or companies to such occupancy or use shall not be unreasonably withheld.

12.4.2 The Owner shall purchase and maintain such boiler and machinery insurance as may be required or necessary. This insurance shall include the interests of the Owner, the Contractor, Subcontractors and Subsubcontractors in the Work.

12.4.3 The Owner shall purchase and maintain such insurance as will protect the Owner and the Contractor against loss of use of Owner’s property due to those perils insured pursuant to Subparagraph 12.4.1. Such policy will provide coverage for expediting expenses of materials, continuing overhead of the Owner and the Contractor, necessary labor expense including overtime, loss of income by the Owner and other determined exposures. Exposures of the Owner and the Contractor shall be determined by mutual agreement and separate limits of coverage fixed for each item.

12.4.4 The Contractor shall file a copy of all policies with the Owner before an exposure to loss may occur. Copies of any subsequent endorsements will be furnished to the Owner. The Owner will be given thirty (30) days notice of cancellation, non-renewal, or any endorsements restricting or reducing coverage.

12.5 Property Insurance Loss Adjustment

12.5.1 Any insured loss shall be adjusted with the Owner and the Contractor and made payable to the Owner and Contractor as trustees for the insured’s, as their interest may appear, subject to any applicable mortgage clause.

12.5.2 Upon the occurrence of an insured loss, monies received will be deposited in a separate account and the trustees shall make distribution in accordance with the agreement of the parties in interest, or in the absence of such agreement, in accordance with an arbitration awarded pursuant to Article 16. If the trustees are unable to agree between themselves on the settlement of the loss, such dispute shall also be submitted to arbitration pursuant to Article 16.

12.6 Waiver of Subrogation

12.6.1 The Owner and Contractor waive all rights against each other, the Engineer, Subcontractors and Subsubcontractors for damages caused by perils covered by insurance provided under Paragraph 12.4, except such rights as they may have to the proceeds of such insurance held by the Owner and Contractor as trustees. The Contractor shall require similar waivers from all Subcontractors and Subsubcontractors.

12.6.2 The Owner and Contractor waive all rights against each other and the Engineer, Subcontractors and Subsubcontractors for loss or damage to any equipment used in connection with the Project which loss is covered by any property insurance. The Contractor shall require similar waivers from all Subcontractors and Subsubcontractors.

12.6.3 The Owner waives subrogation against the Contractor, Engineer, Subcontractors, and Subsubcontractors on all property and consequential loss policies carried by the Owner on adjacent properties and under property and consequential loss policies purchased for the Project after its completion.

12.6.4 If the policies of insurance referred to in this Paragraph require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be so endorsed.

ARTICLE 13

Termination of the Agreement and Owner’s
Right to Perform Contractor’s Obligations

13.1 Termination by the Contractor

13.1.1 If the Project is stopped for a period of thirty (30) days under an order of any court or other public authority having jurisdiction, or as a result of an act of government, such as a declaration of a national emergency making materials unavailable, through no act or fault of the Contractor or if the Project should be stopped for a period of thirty (30) days by the Contractor for the Owner’s failure to make payment thereon, then the Contractor may, upon seven days written notice to the Owner, terminate this Agreement and recover from the Owner payment for all Work executed, the Contractor’s Fee earned to date, and for any proven loss sustained upon any materials, equipment, tools, construction equipment and machinery, including reasonable profit and damages.

13.2 Owner’s Right to Perform Contractor’s Obligations and Termination by the Owner for Cause

13.2.1 If the Contractor fails to perform any of his obligations under this Agreement, including any obligation he assumes to perform Work with his own forces, the Owner may, after seven days written notice, during which period the Contractor fails to perform such obligation, make good such deficiencies. The Guaranteed Maximum Price, if any, shall be reduced by the cost to the Owner of making good such deficiencies.

13.2.2 If the Contractor is adjudged a bankrupt, or if he makes a general assignment for the benefit of his creditors, or if a receiver is appointed on account of his insolvency, or if he persistently or repeatedly refuses or fails, except in cases for which extension of time is provided, to supply enough properly skilled workmen or proper materials, or if he fails to make proper payment to Subcontractors or for materials or labor, or persistently disregards laws, ordinances, rules, regulations or orders of any public authority having jurisdiction, or otherwise is guilty of a substantial violation of a provision of this Agreement, then the Owner may, without prejudice to any right or remedy and after giving the Contractor and his surety, if any, seven (7) days written notice, during which period the Contractor fails to cure the violation, terminate the employment of the Contractor and take possession of the site and of all materials, equipment, tools, construction equipment and machinery thereon owned by the Contractor and may finish the Work by whatever reasonable method he may deem expedient. In such case, the Contractor shall not be entitled to receive any further payment until the Work is finished nor shall he be relieved from his obligations assumed under Article 6.

13.3 Termination by Owner Without Cause

13.3.1 If the Owner terminates the Agreement other than pursuant to Article 13.2.2, he shall reimburse the Contractor for any unpaid Cost of the Project due him under Article 8, plus the unpaid balance of the Contractor’s Fee. If the Contractor’s Fee is based upon a percentage of the Cost of the Project, the Fee shall be calculated upon the adjusted Guaranteed Maximum Cost, if any, otherwise to a reasonable estimated Cost of the Project when completed. The Owner shall also pay to the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment retained. In case of such termination of this Agreement the Owner shall further assume and become liable for obligations, commitments and unsettled claims that the Contractor has previously undertaken or incurred in good faith in connection with said Work. The Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver such papers and take all such steps, including the legal assignment of his contractual rights, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such obligations or commitments.

ARTICLE 14

Assignment and Governing Law

14.1 Neither the Owner nor the Contractor shall assign his interest in this Agreement without the written consent of the other except as to the assignment of proceeds.

14.2 This Agreement shall be governed by the law in effect at the location of this Project.

ARTICLE 15

Miscellaneous Provisions

ARTICLE 16

Arbitration

16.1 All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the breach thereof, except with respect to the Engineer’s decision on matters relating to artistic effect, and except for claims which have been waived by the making or acceptance of Final Payment shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then obtaining unless the parties mutually agree otherwise. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.

16.2 Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

16.3 The award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

16.4 Unless otherwise agreed in writing, the Contractor shall carry on the Work and maintain the Contract Time Schedule during any arbitration proceedings and the Owner shall continue to make payments in accordance with this Agreement.

16.5 All claims which are related to or dependent upon each other shall be heard by the same arbitrator or arbitrators, even though the parties are not the same, unless a specific contract prohibits such consolidation.

16.6 These provisions relating to mandatory arbitration shall not be applicable to a claim asserted in an action in a state or federal court by a person who is under no obligation to arbitrate such claim with either of the parties to this Agreement insofar as the parties to this Agreement may desire to assert any rights or indemnity or contribution with respect to the subject matter of such action.

This Agreement entered into as of the day and year first written above.

Accepted this date: May 14, 2007

ATTEST: /s/: Mark D. Chymiak  OWNER: TULSAT

By: /s/: Kenneth A. Chymiak

Print Name: Kenneth A. Chymiak

Title: President & Chief Executive Officer

Accepted this date: May 14,2007

ATTEST: /s/: Mark D. Chymiak CONTRACTOR   : B. R. HUTSON, INC.________

By: /s/: Dana M. Hutson

   Print Name: Dana M. Hutson

Title: President